Exhibit 99.1

Hennessy Advisors, Inc. Reports 4% Increase in Quarterly Earnings Per Share and Announces Quarterly Dividend

NOVATO, Calif., Feb. 10, 2022 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its first fiscal quarter of 2022, which ended December 31, 2021. The firm also announced a quarterly dividend of $0.1375 per share to be paid on March 4, 2022, to shareholders of record as of February 22, 2022, which represents an annualized dividend yield of 5.4%.*

"The markets remained strong in 2021, with the DJIA (Dow Jones Industrial Average) up nearly 21%, even amidst a range of issues from the emergence of new variants of COVID, rising inflation, supply-chain disruption, and the Fed hinting at less accommodative monetary policy. However, as we began 2022, the market resilience slipped as the same "issues" persisted and investor uncertainty and market volatility quickly took hold. The biggest driver of the volatility, in my opinion, will continue to revolve around the Fed and when and how many times they will raise rates. I believe there will be modest increases in rates, but I also believe that the market will continue to perform well despite any rate hikes, pandemics, or supply-side issues. I remain steadfastly bullish based on market fundamentals of low unemployment, solid corporate earnings, strong economic growth, and consistent dividend payouts," said Neil Hennessy, Chairman and CEO. "I believe we will see new market highs this year, despite potential corrections along the way," he noted.

"We are pleased to report growth in all categories this quarter, but especially in our cash net of outstanding debt, which is up over 40% in the past 12 months," said Teresa Nilsen, President and COO. "We were excited to complete a bond offering, raising $40.3 million during the quarter. Our available cash places us in a more competitive position for acquisition opportunities. While we are diligently and prudently looking for acquisition targets, our operating cash flows support our continued operations, especially our stable dividend, which represents our ongoing commitment to our shareholders," she added.

Summary Highlights (compared to the prior comparable quarter ended December 31, 2020):

  Total revenue of $8.5 million, an increase of 10%.
  Net income of $1.9 million, an increase of 8%.
  Fully diluted earnings per share of $0.25, an increase of 4%.
  Average assets under management, upon which revenue is earned, of $4.1 billion, an increase of 8%.
  Total assets under management of $4.1 billion, an increase of 6%.
  Cash and cash equivalents, net of gross debt, of $14.3 million, an increase of 43%.
	Financial Highlights
	Three Months Ended December 31,		Change
	2021	2020	Dollar	Percent
Total Revenue	$ 8,534,371	$ 7,788,999	$ 745,372	9.6%
Net Income	1,912,532	1,773,312	139,220	7.9%
Earnings Per Share (Diluted)	0.25	0.24	0.01	4.2%
Weighted Average Number of Shares Outstanding (Diluted)	7,522,686	7,367,128	155,558	2.1%
Mutual Fund Average Assets Under Management	4,099,272,805	3,785,369,547	313,903,258	8.3%

	As of December 31,
	2021	2020
Mutual Fund Total Assets Under Management	$4,072,848,989	$3,832,551,456	$240,297,533	6.3%
Cash and Cash Equivalents, Net of Gross Debt Balance	14,252,322	9,954,375	4,297,947	43.2%

* Based on the closing stock price of $10.25 on February 9, 2022, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward–looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward–looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Teresa Nilsen, Hennessy Advisors, Inc., Terry@hennessyadvisors.com, 800-966-4354; Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com, 703-894-1061